Exhibit 4.5

EXECUTION VERSION

SEVENTH SUPPLEMENTAL INDENTURE

This SEVENTH SUPPLEMENTAL INDENTURE, dated as of October 2, 2018 (this “Seventh Supplemental Indenture”), between AV Homes, Inc. (the “Company”) and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB) (the “Trustee”).

WITNESSETH

WHEREAS, the Company and each of the Subsidiary Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee that certain Third Supplemental Indenture, dated as of June 23, 2015 (the “Third Supplemental Indenture”), which supplements the Indenture, dated as of February 4, 2011 (the “Base Indenture” and the Base Indenture, as supplemented by the Third Supplemental Indenture, the Fourth Supplemental Indenture, dated as of July 17, 2015, among the Company, the Guaranteeing Subsidiary thereto and the Trustee, the Fifth Supplemental Indenture, dated as of December 29, 2016, among the Company, the Guaranteeing Subsidiary thereto and the Trustee, and the Sixth Supplemental Indenture, dated as of January 11, 2018, among the Company, the Guaranteeing Subsidiary thereto and the Trustee, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 6.00% Senior Convertible Notes due 2020 (the “Notes”);

WHEREAS, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Taylor Morrison Communities, Inc., a Delaware corporation (“Intermediate Parent”), and Thor Merger Sub, Inc., a Delaware corporation (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub merged with and into AV Homes (the “Merger”), with AV Homes continuing as the surviving entity in the Merger as an indirect subsidiary of Taylor Morrison Home Corporation, a Delaware corporation (“TMHC”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger, AV Homes stockholders were entitled to receive, at their election, consideration per share of Common Stock consisting of (i) $21.50 in cash, without interest (subject to the proration procedures described in the Merger Agreement, the “Cash Consideration”), (ii) 0.9793 validly issued, fully paid and nonassessable shares of TMHC Class A common stock, par value $0.00001 (the shares, the “TMHC Common Stock,” and the consideration, subject to the proration procedures described in the Merger Agreement, the “Stock Consideration,” respectively), or (iii) a combination of $12.64 in cash, without interest, and 0.4034 validly issued, fully paid and nonassessable shares of TMHC Common Stock (the “Mixed Consideration”);

WHEREAS, Section 7.06(a) of the Third Supplemental Indenture provides that upon the occurrence of any Merger Event, then, from and after the effective date of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture providing that at and after the effective time of such Merger Event, each outstanding Note will, without the consent of Holders of the Notes, become convertible in accordance with the Indenture into the consideration the holders of Common Stock received in such Merger Event (such consideration, the “Conversion Consideration”);

provided, that if such Merger Event causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the Notes will become convertible into the kind and amount of consideration elected to be received by a plurality of the shares of Common Stock that voted for such an election (if electing between more than two types of consideration);

WHEREAS, holders of a plurality of the shares of Common Stock elected to receive Cash Consideration;

WHEREAS, in connection with the execution and delivery of this Seventh Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Section 6.01(d) of the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Seventh Supplemental Indenture and have satisfied all requirements necessary to make this Seventh Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises contained herein and intending to be legally bound, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

EFFECT OF MERGER ON CONVERSION RIGHT

Section 2.1 Conversion Right. The Company hereby acknowledges and agrees that, pursuant to Section 7.06 of the Third Supplemental Indenture, from and after the effective time of the Merger, the holder of the Notes shall be entitled to receive, upon conversion of the Notes, consideration in the form of $21.50 in cash (without any interest thereon) for each share of Common Stock into which the Notes would otherwise be entitled to be converted pursuant to Article VII of the Third Supplemental Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1 Effect of this Seventh Supplemental Indenture. Upon the execution of this Seventh Supplemental Indenture under Article V of the Indenture, the Indenture shall be modified in accordance herewith, and this Seventh Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. To the extent not expressly amended or modified by this Seventh Supplemental Indenture, the Indenture shall remain in full force and effect.

Section 3.2 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture so supplemented relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Seventh Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Seventh Supplemental Indenture.

Section 3.3 Successors and Assigns. All covenants and agreements in this Seventh Supplemental Indenture of the Company and the Parent shall bind their respective successors and assigns, whether so expressed or not.

Section 3.4 Governing Law. THIS SEVENTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.5 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SEVENTH SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 3.6 Counterparts. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.7 Headings. The headings of the Sections of this Seventh Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Seventh Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties to this Seventh Supplemental Indenture have caused it to be duly executed as of the day and year first written.

AV HOMES, INC.

By:	/s/ Darrell C. Sherman
Name: Darrell C. Sherman
Title: Executive Vice President, Chief Legal Officer and Secretary

[Signature Page to Seventh Supplemental Indenture (Merger Event)]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President

[Signature Page to Seventh Supplemental Indenture (Merger Event)]